SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K


                         Current Report
               Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) March 16, 1994

              HEALTH EQUITY PROPERTIES INCORPORATED
     (Exact Name of registrant as specified in its charter)

                         North Carolina
         (State or other jurisdiction of incorporation)

                            33-34225
                    (Commission File Number)

                           56-1591771
              (IRS Employer Identification Number)

   915 West fourth Street, Winston-Salem, North Carolina 27101
            (Address of principal executive offices)


Registrant's telephone number, including area code: 910 723-7580





Item 5. Other events

On March 16, 1994 the Registrant sold the Lakeland Manor Nursing Center located in Chicago, Illinois, to an affiliate of the lessee, Alden Management Services, Inc. in the normal course of business. Alden Management Services, Inc. is wholly owned by Floyd A. Schlossberg, who serves as a director of the Registrant. In addition, rental income received from Alden for 1993, 1992 and 1991 accounted for 24.2%, 24.5%, and 25.9%, respectively, of the Registrant's total rental income. Rental income received from the sold facility for 1993, 1992 and 1991 represented 6.5%, 6.9% and 6.9%, respectively of the Registrant's total rental income.

The purchase price of $10.1 million was received in cash. The purchase price was determined based on the most recent appraisal of the facility. Expenses of the sale were approximately $320,644, providing the Registrant with net proceeds of $9,779,356. The Registrant utilized $3,063,028 for the repayment of a loan bearing interest at an annual rate of 11.25%, which loan was secured by multiple properties of the Company, including the sold facility. In addition, the Company used $1.5 million of the proceeds to prepay $1.5 million of another loan bearing interest at an annual rate of 12.0%. The balance of the proceeds will be used for general corporate purchases, including debt or equity investments in real estate.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                    HEALTH EQUITY PROPERTIES INCORPORATED

                    By: Susan L. Christiansen
                        Vice President and General Counsel

Date:  April 12, 1994